EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 27, 2026, BioMarin Pharmaceutical Inc. (“BioMarin” or the “Company”) completed its previously announced acquisition of all of the issued and outstanding shares of capital stock of Amicus Therapeutics, Inc. (“Amicus”) (the “Merger”). The Merger was completed pursuant to an Agreement and Plan of Merger (the “Agreement”) entered into on December 19, 2025.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of BioMarin and Amicus, giving effect to the Transactions (as defined below), as if they had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2025 combines the historical consolidated statements of operations of BioMarin and Amicus, giving effect to the Transactions, as if they had occurred on January 1, 2025.The pro forma condensed combined financial information reflects the following transactions (the “Transactions”):
a)Amicus’ stockholders received $14.50 per share in cash upon the completion of the Merger (the “Merger Consideration”). The Merger reflects an aggregate transaction value of approximately $5,323.6 million, comprising of (i) cash paid to Amicus’ stockholders, (ii) repayment of Amicus’ historical debt, (iii) payment of Amicus’ transaction expenses, and (iv) the impact of stock-based compensation arrangements that are treated as a component of purchase consideration. Refer to Note 2(a) of the accompanying notes to the unaudited pro forma condensed combined financial information for further information.

b)The Merger Consideration was funded in part by a portion of the proceeds from borrowings of approximately $3,650.0 million, which is comprised of the term facilities of $2,800.0 million (the “Term Facilities”) and senior notes due 2034 of an aggregate principal amount of $850.0 million (the “Notes”). Additionally, the Term Facilities of $2,800.0 million is comprised of the term loan A facility of $800.0 million (the “Term Loan A Facility”), and term loan B facility of $2,000.0 million (the “Term Loan B Facility”). Further, BioMarin entered into a new revolving facility of $600.0 million (the “New Revolving Facility”), which replaced BioMarin’s existing revolving credit facility.

c)The Merger Consideration was also funded by cash on hand and liquidated investments of $1,836.0 million, which in addition to the debt noted above was utilized to fund the Merger, settle Amicus indebtedness and pay transaction fees and expenses, including Amicus’ banking and legal fees.

d)In connection with the Merger, each of the outstanding equity awards of Amicus immediately prior to the close of the Merger, which included time-vesting restricted stock units (“RSUs”), performance-vesting restricted stock units (“PSUs”), and in the money options (as defined in the Agreement as “In the Money Options”) (collectively referred to as “Equity Awards”) which had been previously issued to its employees, were cancelled and converted into the right to receive a cash settlement.
The historical consolidated financial statements of BioMarin have been adjusted in the unaudited pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X of the Exchange Act, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information and the following:
•historical audited consolidated financial statements of BioMarin as of, and for the year ended, December 31, 2025, included in BioMarin’s annual report on Form 10-K filed with the SEC on February 26, 2026; and

•historical audited consolidated financial statements of Amicus as of, and for the year ended, December 31, 2025; filed as Exhibit 99.1 to this Form 8-K/A.
The unaudited pro forma condensed combined financial information has been prepared by BioMarin using the acquisition method of accounting in accordance with U.S. GAAP. BioMarin has been treated as the acquirer of Amicus in the Merger for accounting purposes for the unaudited pro forma condensed combined financial information included herein. The pro forma adjustments are based upon available information and certain assumptions that BioMarin believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of BioMarin had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

EXHIBIT 99.2
An updated determination of the fair value of Amicus’ assets acquired and liabilities assumed will be completed within one year of closing of the Merger. The final purchase price allocation may be materially different from the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase price allocated to goodwill, and other assets and liabilities, which may impact the combined entity’s balance sheet and statement of operations. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined entity’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined entity may achieve as a result of the Merger or the costs necessary to achieve any such cost savings, operating synergies, or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025
(in thousands)

	BioMarin Historical	Amicus Historical (as Reclassed)	Transaction Accounting Adjustments - Merger (Note 3 & 4)	Notes	Other Transaction Accounting Adjustments – Debt and Other (Note 5)	Notes	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$1,311,679	$214,010	$(5,369,559)	3(e)	$4,391,293	5(a) 5(b) 5(c) 5(d)	$547,423
Short-term investments	248,930	79,526	-		(328,456)	5(d)	-
Accounts receivable, net	908,214	115,307	-		-		1,023,521
Inventory	1,298,883	228,819	240,881	3(b)	-		1,768,583
Other current assets	185,784	38,511	-		-		224,295
Total current assets	3,953,490	676,173	(5,128,678)		4,062,837		3,563,822
Noncurrent assets:
Long-term investments	492,242	-	-		(492,242)	5(d)	-
Property, plant and equipment, net	952,508	27,108	-		-		979,616
Intangible assets, net	213,837	13,915	4,736,085	3(a)	-		4,963,837
Goodwill	196,199	197,797	298,564	3(d)	-		692,560
Deferred tax assets	1,508,697	-	(565,050)	3(g)	-		943,647
Other assets	277,049	34,877	-		1,538	5(c)	313,464
Total assets	$7,594,022	$949,870	$(659,079)		$3,572,133		$11,456,946
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$759,031	$237,828	$(113)	3(f)	$-		$996,746
Short-term debt	-	-	-		60,000	5(a)	60,000
Total current liabilities	759,031	237,828	(113)		60,000		1,056,746
Noncurrent liabilities:
Long-term debt, net	597,176	392,660	(392,660)	3(f)	3,534,946	5(a)	4,132,122
Other long-term liabilities	150,816	45,141	53,934	3(g)	-		249,891
Total liabilities	1,507,023	675,629	(338,839)		3,594,946		5,438,759
Stockholders’ equity:
Common stock	192	2,966	(2,966)	3(c)	-		192
Additional paid-in capital	5,956,582	3,014,456	(3,014,456)	3(c)	-		5,956,582
BioMarin common stock held by the Nonqualified Deferred Compensation Plan	(10,508)	-	-		-		(10,508)
Accumulated other comprehensive income (loss)	(13,473)	24,109	(24,109)	3(c)	-		(13,473)
Retained earnings (accumulated deficit)	154,206	(2,767,290)	2,721,291	3(c) 4(c) 4(d)	(22,813)	5(b)	85,394
Total stockholders’ equity	6,086,999	274,241	(320,240)		(22,813)		6,018,187
Total liabilities and stockholders’ equity	$7,594,022	$949,870	$(659,079)		$3,572,133		$11,456,946

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except per share amounts)

	BioMarin Historical	Amicus Historical (as Reclassed)	Transaction Accounting Adjustments - Merger (Note 4)	Notes	Other Transaction Accounting Adjustments - Debt and Other (Note 4 & 5)	Notes	Pro Forma Combined
Revenues:
Net product revenues	$3,167,759	$634,210	$-		$-		$3,801,969
Royalty and other revenues	53,494	-	-		-		53,494
Total revenues	3,221,253	634,210	-		-		3,855,463
Operating expenses:
Cost of sales	717,442	72,929	70,064	4(b)	-		860,435
Research and development	921,930	135,843	1,812	4(d)	-		1,059,585
Selling, general and administrative	1,153,017	389,366	44,187	4(c) 4(d)	-		1,586,570
Intangible asset amortization	19,386	3,283	390,277	4(a)	-		412,946
Total operating expenses	2,811,775	601,421	506,340		-		3,919,536
Income from operations	409,478	32,789	(506,340)		-		(64,073)
Interest income	74,904	3,317	-		-		78,221
Interest expense	(10,899)	(46,159)	-		(180,648)	5(a) 5(b) 5(c)	(237,706)
Other income, net	8,997	10,244	-		-		19,241
Income (loss) before income taxes	482,480	191	(506,340)		(180,648)		(204,317)
Provision for (benefit from) income taxes	133,579	27,301	(117,421)	4(e)	(41,892)	4(e)	1,567
Net income (loss)	$348,901	$(27,110)	$(388,919)		$(138,756)		$(205,884)

Earnings (loss) per share, basic	$1.82	$(0.09)					$(1.07)
Earnings (loss) per share, diluted	$1.80	$(0.09)					$(1.07)
Weighted average common shares outstanding, basic	191,787	308,364					191,787
Weighted average common shares outstanding, diluted	197,394	308,364					191,787

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X under the Exchange Act, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (referred to as management adjustments). BioMarin has elected not to present management adjustments and will only be presenting transaction accounting adjustments related to the accounting for the Transactions in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the Transactions.

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 was derived from the historical audited consolidated balance sheets of BioMarin and Amicus as of December 31, 2025, giving effect to the Transactions as if the same had been consummated as of December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 was derived from the historical audited consolidated statements of operations of BioMarin and Amicus for the year ended December 31, 2025, giving effect to the Transactions as if the same had occurred on January 1, 2025.
The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by BioMarin as set forth in BioMarin’s historical financial statements. As part of preparing the unaudited pro forma condensed combined financial information, BioMarin’s management conducted a review of the accounting policies of Amicus and did not note any material differences in accounting policies that would require pro forma adjustments to conform to BioMarin’s accounting policies.
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”), with BioMarin considered the accounting acquirer of Amicus. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed, in a business combination be recognized at their fair values as of the acquisition closing date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Amicus based upon management’s preliminary estimate of their fair values. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the Merger.
2. Preliminary Purchase Price Allocation

Total Aggregate Merger Consideration

Pursuant to the Merger Agreement, on the closing date, all of Amicus’ outstanding common stock was automatically converted into the right to receive $14.50 per share. Additionally, each of the outstanding In the Money Options were cancelled and converted into the right to receive a cash settlement equal to $14.50 per share, less the applicable exercise price of the option. Similarly, all outstanding RSUs were cancelled, and holders received a cash payment equal to $14.50 multiplied by the number of shares covered by the RSUs. All outstanding PSUs were cancelled, and holders received a cash payment equal to $14.50 per share multiplied by the number of shares determined as of closing based on specified levels of performance as set forth in the Merger Agreement.

(a)The Merger Consideration comprises the following:

Purchase Consideration (in thousands)	Amount
Cash paid to Amicus’ shareholders (i)	$4,563,462
Plus: Consideration for cash settlement towards Amicus’ RSUs and PSUs (ii)	142,636
Plus: Consideration for cash settlement towards pre-combination portion of In the Money Options (ii)	62,946
Plus: Transaction expenses settled by BioMarin on behalf of Amicus (iii)	121,596
Plus: Amicus debt repayment by BioMarin on behalf of Amicus (iv)	432,920
Total consideration	$5,323,560

(i)Based on Amicus’ outstanding shares as of the acquisition closing date.
(ii)Refer to Note 4(d) in these notes to the unaudited pro forma condensed combined financial information for more details.
(iii)Represents Amicus’ banking and legal fees settled by BioMarin.
(iv)Represents the principal repayment of $400.0 million under Amicus’ existing senior secured term loan due 2029, plus a principal repayment penalty of $12.0 million and interest payable of $20.9 million.

(b)Preliminary Purchase Price Allocation
The accounting for the Merger is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary calculations of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Amicus, BioMarin relied on preliminary financial information, limited diligence, and a variety of other assumptions, including market participant assumptions. BioMarin is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Merger. Actual results may differ materially from the assumptions within this unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions BioMarin and Amicus believe are reasonable under the circumstances.

The following table summarizes the preliminary purchase price allocation as of December 31, 2025 assuming the Merger occurred on that date:

Preliminary Purchase Price Allocation	Estimated Fair Value (in thousands)
Assets acquired:
Cash and cash equivalents	$214,010
Short-term investments	79,526
Accounts receivable, net	115,307
Inventory	469,700
Other current assets	38,511
Property, plant and equipment, net	27,108
Intangible assets, net	4,750,000
Other assets	34,877
Total assets acquired	$5,729,039

Accounts payable and accrued liabilities	$237,715
Deferred tax liabilities	565,050
Other long-term liabilities	99,075
Total liabilities assumed	$901,840

Net assets acquired	$4,827,199
Estimated purchase consideration	5,323,560
Estimated goodwill	$496,361

3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(a)Represents the net adjustment to the estimated fair value of intangible assets acquired in the Merger. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information are provided in the table below.

The straight-line amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 4(a) in these notes to the unaudited pro forma condensed combined financial information.

Intangible Assets (in thousands)	Estimated Useful Life (in years)	Estimated Fair Value
Galafold - Commercialized Pharmaceutical Product	11	$3,000,000
Pombiliti + Opfolda - Commercialized Pharmaceutical Product	12	1,450,000
DMX-200 – IPR&D Asset	-	300,000
Total intangibles fair value		$4,750,000
Less: intangibles book value		(13,915)
Pro forma adjustment to balance sheet		$4,736,085

(b)Represents the increase in inventories to preliminary fair value, which considers book value for raw materials and margins and costs to complete for work-in-process and finished goods. The preliminary fair value of work-in-process and finished goods inventory utilizes a sales comparison approach which estimates the selling price of the inventory in completed condition less costs of disposal and a reasonable allowance for the selling effort.
The fair value adjustment to inventories is estimated to be expensed based on the average inventory turnover of 38 months for Galafold and 44 months for Pombiliti + Opfolda, which is reflected as a pro forma adjustment in cost of sales, as further described in Note 4(b) in these notes to the unaudited pro forma condensed combined financial information for more details.

(c)Represents elimination of Amicus’ historical equity.

(in thousands)	As of December 31, 2025
Common stock	$2,966
Additional paid-in capital	3,014,456
Accumulated deficit	(2,767,290)
Accumulated other comprehensive income	24,109
Total stockholders’ equity elimination	$274,241

(d)The pro forma adjustment represents the preliminary estimate of goodwill of $496.4 million, offset by the elimination of historical goodwill. Goodwill represents the excess of total consideration over the preliminary fair value of assets acquired and liabilities assumed.

(in thousands)	As of December 31, 2025
Estimated goodwill (i)	$496,361
Less: Elimination of Amicus’ historical goodwill	(197,797)
Pro forma adjustment to goodwill	$298,564

(i)Refer to Note 2(b) in these notes to the unaudited pro forma condensed combined financial information for more details.

(e)Reflects the following adjustments to cash and cash equivalents:

(in thousands)	As of December 31, 2025
Purchase consideration (i)	$(5,323,560)
Transaction costs (ii)	(32,969)
Post combination stock-based compensation expense (iii)	(13,030)
Pro forma adjustment to cash and cash equivalents	$(5,369,559)
(i)Refer to Note 2(a) in these notes to the unaudited pro forma condensed combined financial information for more details.
(ii)Refer to Note 4(c) in these notes to the unaudited pro forma condensed combined financial information for more details
(iii)Refer to Note 4(d) in these notes to the unaudited pro forma condensed combined financial information for more details

(f)Reflects the elimination of long-term debt and accrued interest payable related to the debt repayment by BioMarin on behalf of Amicus.

(g)Reflects (i) a deferred tax liability associated with the fair value adjustments of approximately $565.1 million, which is net of an unrecognized deferred tax asset of Amicus in the same jurisdiction, included in Deferred Tax Assets and (ii) an uncertain tax position liability of approximately $53.9 million assumed in connection with the acquisition, included in Other Long-Term Liabilities.

4. Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements of Operations
(a)Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets based on the estimated fair value. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 3(a) above and is included under the amortization of intangible assets line item on the pro forma condensed combined income statements.

Amortization Expense – Intangible assets (in thousands)	For the Year Ended December 31, 2025
Total pro forma intangible assets amortization	$393,560
Less: Amicus amortization expense, as reported	(3,283)
Pro forma adjustment to income statements	$390,277

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $39.4 million for the year ended December 31, 2025.

(b)Represents the additional cost of sales recognized in connection with the step-up of inventory to fair value. BioMarin will recognize the increased value of inventory in cost of sales as the inventory is sold, which for purposes of the pro forma condensed combined financial information is assumed to occur within 38 months for Galafold and 44 months for Pombiliti + Opfolda, based on the average historical inventory turnover, after the merger date.

(c)Transaction Costs

BioMarin has incurred approximately $33.0 million of non-recurring transaction costs since December 31, 2025. These costs primarily consist of professional, legal, and other merger related fees. On the pro forma balance sheet as of December 31, 2025, these transaction costs have been recorded as a reduction in cash with an offset to accumulated deficit.

(d)Stock based compensation

In connection with the Merger, the RSUs, PSUs and In the Money Options of Amicus were cancelled and converted into a right to receive a cash settlement on the closing date.

The table below represents the computation of the cash settlement towards Amicus’ equity awards:

Type of award	Outstanding awards	Settlement price per award	Amount ($ in thousands)
RSU	6,579,047	$ 14.50	$95,396
PSU	3,257,944	$ 14.50	47,240
In the Money Options	21,671,939	$ 3.51 (i)	75,977
			$218,613
(i)Represents the difference between the Merger Consideration ($14.50 per share) and weighted average exercise price of Options ($10.99 per option), however the estimated value of settlement is calculated based on the actual exercise price of each Option award.

Since the In the Money Options did not provide for automatic acceleration of vesting upon a change in control, the cash settlement of $75.9 million that relates to Amicus’ In the Money Options was divided among the pre- and post-combination periods by utilizing the respective vesting periods attributable to pre- and post-combination periods. Accordingly, the costs attributable to the pre-combination services of $62.9 million is included in the Merger Consideration. The remaining costs attributable to the post combination services of $13.0 million are recorded as compensation expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025. The RSUs and PSUs automatically vest upon a change in control and cash paid to settle these awards of $95.4 million and $47.2 million, respectively, is included in the Merger Consideration.

(e)Income Taxes

The income tax impact of the pro forma adjustments utilizes blended statutory income tax rates in effect of 23.19% for the year ended December 31, 2025. The effective tax rate of BioMarin following the Merger could be significantly different depending on post-acquisition activities, including cash needs, the geographical mix of income, and changes in tax law. Because the tax rates used for the unaudited condensed combined pro forma statement of operations are estimated, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

5.Debt and Other Transaction Accounting Adjustments

(a)Debt Financing

Reflects the impact of the Notes and Term Facilities:

	As of December 31, 2025	For the Year Ended December 31, 2025
(in thousands)	Debt Financing	Interest expense
Notes	$850,000	$46,236
Term Facilities	2,800,000	149,113
Add/ (Less): Unamortized new debt issuance costs (balance sheet) and Amortization of debt issuance costs (income statement)	(55,054)	8,305
Less: Reversal of Amicus’ historical debt issuance costs and interest expense paid off	-	(46,127)
Pro forma adjustment	$3,594,946	$157,527
The below table reflects the impact to the pro forma balance sheet:

(in thousands)	As of December 31, 2025
Short term debt	$60,000
Long term debt, net	3,534,946
Pro forma adjustment	$3,594,946

The interest rate on the variable rate Term Facilities is calculated using the Term SOFR adjusted for a margin and is initially estimated to be approximately 5.43% for both Term Loan A Facility and Term Loan B Facility. The interest rate on the Notes is a fixed rate of 5.50%.
A sensitivity analysis on interest expense with respect to the variable rate Term Facilities was performed for the year ended December 31, 2025. A hypothetical 0.125% increase or decrease in the actual or assumed interest rate would result in an approximate increase or decrease in interest expense of $3.4 million for the year ended December 31, 2025.

(b)In connection with, and concurrently with the execution of the Merger Agreement, the Company entered into a debt commitment letter dated December 19, 2025 with Morgan Stanley Senior Funding, Inc. (“MSSF”), pursuant to which MSSF committed, subject to satisfaction of customary conditions, to provide the Company with a senior secured 364-day bridge loan facility in an aggregate principal amount of $3.65 billion (the “Bridge Loan Facility”). Upon execution of the Company’s debt financing discussed above, the deferred costs of $22.8 million related to the Bridge Loan Facility were expensed to interest expense for the year ended December 31, 2025.

(c)Represents the deferred costs of $1.5 million related to the New Revolving Facility, which are included under other assets in the pro forma balance sheet. Amortization of these deferred costs of $0.3 million were expensed to interest expense for the year ended December 31, 2025.

(d)Represents the liquidation of short-term investments and long-term investments on the acquisition closing date to provide liquidity to fund the purchase price.

6. Earnings (Loss) per share

The following table represents the calculation of basic and diluted earnings (loss) per common share (common shares in thousands):

For the Year Ended December 31, 2025
Numerator:
Net income (loss), basic	$(205,884)
Net income (loss), diluted	$(205,884)

Denominator:
Weighted-average common shares outstanding, basic	191,787
Weighted-average common shares outstanding, diluted	191,787

Earnings (loss) per share, basic	$(1.07)
Earnings (loss) per share, diluted	$(1.07)

7. Reclassification Adjustments

Represents the historical information of Amicus, as adjusted, to reflect reclassifications made to align Amicus’ financial statements to BioMarin’s financial reporting presentation.

Amicus Unaudited Reclassified Condensed Balance Sheet As of December 31, 2025 (in thousands)
	Amicus Historical	Reclassification (i)	Amicus Reclassed
ASSETS
Current assets:
Cash and cash equivalents	$ 214,010	$ -	$ 214,010
Investments in marketable securities	79,526	-	79,526
Accounts receivable, net	115,307	-	115,307
Inventories	228,819	-	228,819
Prepaid expenses and other current assets	38,511	-	38,511
Total current assets	676,173		676,173
Operating lease right-of-use assets, net	21,138	(21,138)	-
Property and equipment, less accumulated depreciation	27,108	-	27,108
Intangible assets, less accumulated amortization	13,915	-	13,915
Goodwill	197,797	-	197,797
Other non-current assets	13,739	21,138	34,877
Total assets	$ 949,870	$ -	$ 949,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 28,630	$ (28,630)	$ -
Accrued expenses and other current liabilities	200,457	(200,457)	-
Operating lease liabilities	8,741	(8,741)	-
Accounts payable and accrued liabilities	-	237,828	237,828
Total current liabilities	237,828	-	237,828
Long-term debt	392,660	-	392,660
Operating lease liabilities	40,962	(40,962)	-
Other non-current liabilities	4,179	40,962	45,141
Total liabilities	675,629	-	675,629
Stockholders’ equity
Common stock	3,037	(71)	2,966
Common stock in treasury, at cost	(71)	71	-
Additional paid-in capital	3,014,456	-	3,014,456
Accumulated other comprehensive income (loss) :
Foreign currency translation adjustment	24,120	-	24,120
Unrealized loss on available-for-sale securities	(11)	-	(11)
Accumulated deficit	(2,767,290)	-	(2,767,290)
Total stockholders’ equity	274,241	-	274,241
Total liabilities and stockholders’ equity	$ 949,870	$ -	$ 949,870

(i)Reflects reclassification entries necessary to the condensed Amicus balance sheet to align with the condensed BioMarin financial statement presentation.

Amicus Unaudited Reclassified Condensed Statement of Operations For the Year ended December 31, 2025 (in thousands)
	Amicus Historical	Reclassification (i)	Amicus Reclassed
Net product sales	$ 634,210	$ -	$ 634,210
Cost of goods sold	72,929	-	72,929
Gross profit	561,281	-	561,281
Operating expenses:
Research and development	135,843	-	135,843
Selling, general, and administrative	383,487	5,879	389,366
Loss on impairment of assets	1,702	(1,702)	-
Depreciation and amortization	7,460	(7,460)	-
Intangible asset amortization	-	3,283	3,283
Total operating expenses	528,492	-	528,492
Income from operations	32,789	-	32,789
Other (expense) income:
Interest income	3,317	-	3,317
Interest expense	(46,159)	-	(46,159)
Other (expense) income	10,244	-	10,244
Income (loss) before income tax	191	-	191
Income tax expense	(27,301)	-	(27,301)
Net income (loss)	$ (27,110)	$ -	$ (27,110)
(i)Reflects reclassification entries necessary to align Amicus with the condensed BioMarin financial statement presentation.